            Wachovia Securities
            8739 Research Drive, URP4
            Charlotte, NC 28288

WACHOVIA SECURITIES

OFFICER'S CERTIFICATE

Reference is hereby made to that certain Pooling and Servicing Agreement dated as of January 11, 2005, by and among Structured Asset Securities Corporation, as Depositor, Wachovia Bank National Association, as Master Servicer, Allied Capital Corporation, as Special Servicer, and LaSalle Bank National Association, as Trustee, and ABN AMRO Bank as Fiscal Agent with respect to Commercial Mortgage Pass-Through Certificates, Series 2005-C1 (the "Agreement"). Capitalized terms used herein not otherwise defined shall have the meanings assigned in the Agreement.

Pursuant to Section 3.13 of this Agreement, Timothy Ryan and Clyde M. Alexander, Managing Director and Director of the Master Servicer, do hereby certify that:

1.
A review of the activities of the Master Servicer or the Special Servicer during the period from January 11, 2005 through December 31, 2005 and of its performance under the Agreement during such period has been made under our supervision; and

2.
To the best of our knowledge, based on such review, the Master Servicer has fulfilled all of its material obligations under this Agreement in all material respects throughout the period January 11, 2005 through December 31, 2005; and

3.
The Master Servicer has received no notice regarding qualification, or challenging the status, of any REMIC Pool as a REMIC or the Grantor Trust as a grantor trust, from the Internal Revenue Service or any other governmental agency or body.

IN WITNESS WHEREOF, the undersigned have executed this Certificate as of the 10th day of March 2006.

/s/ Timothy Ryan	/s/ Clyde M. Alexander
Timothy Ryan, Managing Director	Clyde M. Alexander, Director
Wachovia Bank National Association	Wachovia Bank National Association